Exhibit 99.1

News Release

Contacts:	John Aglialoro
Chairman and CEO 508-533-4300

CYBEX INTERNATIONAL REPORTS RESULTS FOR THIRD QUARTER

2003; SALES UP 10% VS. THIRD QUARTER 2002

MEDWAY, MA, October 28, 2003—Cybex International, Inc. (AMEX: CYB), a leading exercise equipment manufacturer, today reported results for the third quarter ended September 27, 2003. Net sales for the quarter were $21,886,000 versus $19,898,000 for the comparable 2002 period, an increase of 10%. The net loss for the quarter ended September 27, 2003 was $953,000, or $0.12 per share, compared to a net loss of $388,000, or $ 0.04 per share, for the third quarter of 2002. Net sales for the nine months ended September 27, 2003 were $63,608,000 compared to $56,816,000 for the comparable 2002 period, an increase of 12%. The net loss for the nine months ended September 27, 2003 was $2,557,000, or $0.30 per share, compared to a net loss of $22,572,000, or $2.56 per share, for the same prior year period. The results for the nine months ended September 28, 2002 included a non-cash charge to establish a valuation reserve for deferred taxes of $21,316,000 in accordance with SFAS 109. In the future, such related deferred tax valuation reserve will continue to be re-evaluated and a benefit will be recorded upon realization of the deferred tax assets or the reversal of the valuation reserve.

John Aglialoro, Chairman and CEO, commented, “This quarter represents the fifth consecutive quarter of comparative revenue growth. The upcoming fourth quarter is historically the strongest sales quarter of the year for Cybex. The enhanced liquidity provided by our new financing has permitted us to improve our sourcing of products as well as acquire the capital equipment necessary to improve manufacturing efficiencies. The additional capital also allows us to build to inventory at times to smooth the flow of production which will result in lower costs. We will be focused on improving margins.”

As previously announced, Cybex refinanced in full its prior credit facility on July 16, 2003. The new credit arrangements include a $19,000,000 working capital and term loan facility from CIT Group/Business Credit, Inc. and an $11,000,000 mortgage loan from Hilco Capital LP. As part of the refinancing, Cybex’s principal shareholder, UM Holdings Ltd, exchanged $4,900,000 of subordinated notes for a new series of Convertible Cumulative Preferred Stock, and provided additional credit support.

BUSINESS OUTLOOK:

Cybex’s net sales increased by 12% during the first nine months of 2003 compared to the corresponding prior year period. While Cybex does not expect that net sales will continue to increase at this rate during the balance of 2003, it anticipates that net sales for the full year 2003 will exceed 2002 net sales by more than its prior guidance of 3% to 5%.

The Company’s business outlook is based on current expectations. These statements are forward looking and actual results may differ materially. In particular, the continued uncertainties in US and global economic conditions and in the fitness industry, together with the Company’s reliance on newly-introduced products, make it particularly difficult to predict product demand and other related matters, and may preclude the Company from achieving expected results. The foregoing statements supersede any prior financial guidance provided by the Company.

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for consumer and commercial use. Cybex and the Cybex Institute, a training and research facility, are dedicated to improving exercise performance based on an understanding of the diverse goals and needs of individuals of varying physical capabilities. Cybex designs and engineers each of its products and programs to reflect the natural movement of the human body, allowing for variation in training and assisting each unique user—from the professional athlete to the rehabilitation patient—to improve their daily human performance. For more information on Cybex and its product line, please visit the Company’s web site at www.eCybex.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the ability of the Company to comply with the terms of its credit facilities, and uncertainties relating to the implementation of the restructuring plan. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Reports on Form 10-K, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated April 22, 2003.

(Financial Tables to Follow)

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 27, 2003	September 28, 2002	September 27, 2003	September 28, 2002
Net sales	$21,886	$19,898	$63,608	$56,816
Cost of sales	14,877	13,042	42,682	36,467

Gross profit	7,009	6,856	20,926	20,349
As a percentage of sales	32.0%	34.5%	32.9%	35.8%
Selling, general and administrative expenses	7,000	6,353	20,914	19,866

Operating income	9	503	12	483
Interest expense, net	956	877	2,620	2,355

Loss before income taxes	(947)	(374)	(2,608)	(1,872)
Income tax provision (benefit)	6	14	(51)	20,700

Net loss	(953)	(388)	(2,557)	(22,572)
Preferred stock dividends	(122)	—	(122)	—

Net loss attributable to common stockholders	$(1,075)	$(388)	$(2,679)	$(22,572)

Basic and diluted loss per share	$(.12)	$(.04)	$(.30)	$(2.56)

Shares used in computing basic and diluted loss per share	8,831	8,806	8,831	8,806

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 27, 2003 (unaudited)	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$910	$216
Accounts receivable, net	12,062	13,628
Inventories	7,869	8,489
Prepaid expenses and other	2,466	1,773

Total current assets	23,307	24,106
Property and equipment, net	14,612	16,553
Goodwill	11,247	11,247
Other assets	3,122	1,455

	$52,288	$53,361

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$10,968	$26,410
Accounts payable	7,553	9,488
Accrued expenses	10,039	9,647

Total current liabilities	28,560	45,545
Long-term debt	15,663	1,600
Related party loan	—	1,000
Other liabilities	2,777	2,811

Total liabilities	47,000	50,956
Stockholders’ equity	5,288	2,405

	$52,288	$53,361